EXHIBIT 10.11

LIMITED WAIVER AND DEFERRAL AGREEMENT

AND

FOURTH AMENDMENT TO MASTER CREDIT AGREEMENT

This Limited Waiver and Deferral Agreement and Fourth Amendment to Master Credit Agreement (“Amendment”) is made and entered into effective as of December 28, 2018 (the “Effective Date”), by and between ABE South Dakota, LLC, a Delaware limited liability company (“Borrower”), and AgCountry Farm Credit Services, PCA, a federal production credit association organized under the Farm Credit Act of 1971, as amended (“Lender”).

RECITALS:

A.

Borrower and Lender entered into that certain Master Credit Agreement dated as of December 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Master Agreement”) as subsequently amended by the Limited Waiver and First Amendment to Master Credit Agreement dated as of September 28, 2016, the Second Amendment to Master Credit Agreement dated as of March 13, 2018, and the Third Amendment to Master Credit Agreement dated as of October 19, 2018.

B.

Borrower and Lender entered into that certain First Supplement to Master Credit Agreement, and that certain Second Supplement to Master Credit Agreement, each dated as of December 29, 2015, and that certain Third Supplement to Master Credit Agreement dated as of September 28, 2016 (as each may be amended, restated, supplemented or otherwise modified from time to time, the “First Supplement,” “Second Supplement,” and “Third Supplement,” respectively, and collectively with the Master Agreement and each additional supplement in effect from time to time, the “Credit Agreement”).

C.

Borrower has requested (1) a one-time waiver of the Fixed Charge Coverage Ratio and the Total Outstanding Debt to EBITDA Ratio covenants for the period ending September 30, 2019; (2) deferral of principal payments under the Second Supplement that are due and payable on January 1, 2019, April 1, 2019, and July 1, 2019 until maturity; and (3) amendment of the Working Capital covenant.

D.

Lender agrees accommodate Borrower’s requests, subject to the terms and conditions of this Amendment, and amendment of the Credit Agreement to require monthly financial reporting, prohibit distributions and other Restricted Payments, and require a sweep of net cash flow for application to principal amounts payable under the Loans.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties agree as follows:

1.Definitions. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

2.Effectiveness; Conditions Precedent. This Amendment will become effective upon the delivery to Lender, in form and substance satisfactory to Lender, of:

(a)	Borrower’s duly executed counterpart of this Amendment;

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(b)

certified copies of the articles of organization or other charter documents of Borrower, together with certificates of good standing or existence, as are available from the Secretary of State (or other applicable Governmental Authority) of the jurisdiction of organization of Borrower and each other jurisdiction where Borrower is required to be qualified to do business as a foreign entity; and

(c)

a certificate, dated as of the date of this Amendment and signed by an appropriate Responsible Officer, attaching and certifying copies of the bylaws, operating agreement or similar documents (or certifying that there have been no changes to any of the foregoing since the date most recently delivered and certified to Lender), and appropriate resolutions authorizing the execution, delivery and performance of this Amendment and certifying the name, title and the signature of the officer executing this Amendment.

3.Deferral of Certain Quarterly Principal Payments. Lender agrees to defer until the Term Loan Maturity Date Borrower’s obligation to pay principal installments on the Loans that are scheduled to become due and payable on each of January 1, 2019, April 1, 2019, and July 1, 2019. Each such principal installment shall be due and payable on the Term Loan Maturity Date. The foregoing deferral applies only to scheduled principal installments due and payable on the dates specified; there is no agreement to defer interest payments as they become due and payable on the Loans; and nothing herein prejudices or otherwise limits Lender’s authority to accelerate the Obligations upon the occurrence of an Event of Default or as otherwise provided in the Loan Documents.

4.Fixed Charge Coverage Ratio. Lender hereby waives the requirements of Section 5.01 of the Master Agreement solely for the period ending on September 30, 2019, and further waives any Default or Event of Default that would otherwise result solely from Borrower’s failure to satisfy the Fixed Charge Coverage Ratio covenant for such period. The Fixed Charge Coverage Ratio covenant for all periods thereafter is not waived and remains in full force and effect.

5.Total Outstanding Debt to EBITDA Ratio. Lender hereby waives the requirements of Section 5.06 of the Master Agreement solely for the period ending on September 30, 2019, and further waives any Default or Event of Default that would otherwise result solely from Borrower’s failure to satisfy the Total Outstanding Debt to EBITDA Ratio covenant for such period. The Total Outstanding Debt to EBITDA Ratio covenant for all periods thereafter is not waived and remains in full force and effect.

6.Requirement to Provide Monthly Financial Information. Sections 4.01(b) and (c) of the Master Agreement are amended and restated to provide as follows:

(b)as soon as available and in any event within 15 days after the end of each month, an unaudited balance sheet of Borrower as of the end of such month and the related unaudited statements of income, owner’s equity and cash flows of Borrower for such month and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding month and the corresponding portion of Borrower’s previous fiscal year; in either case all certified by an appropriate Responsible Officer of Borrower as presenting fairly in all material respects the financial condition and

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results of operations of Borrower in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)within 15 days of the last day of each month, a certificate, in form and substance satisfactory to Lender in all respects, of a Responsible Officer, (1) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which Borrower has taken or proposes to take with respect thereto, (2) setting forth in reasonable detail calculations demonstrating compliance with Article V, (3) stating whether any change in GAAP or the application thereof has occurred since the date of Borrower’s most recent previously delivered audited financial statements and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (4) attaching a production report, certified as to accuracy, which sets forth pertinent information in respect of the amount of ethanol produced and other information, as Lender may request from time to time;

7.Working Capital.   Section 5.02 of the Master Agreement is amended and restated to provide as follows:

Section 5.02Working Capital. Borrower will maintain Working Capital (tested monthly) of at least (a) $10,000,000 on September 30, 2018, (b) $4,000,000 on December 31, 2018, (c) $5,000,000 on September 30, 2020, and (d) $12,000,000 on September 30, 2021 and at all times thereafter.

8.Restricted Payments. Section 6.05 of the Master Agreement is amended and restated to provide as follows:

Section 6.05Restricted Payments. Other than dividends or distributions by Borrower solely in units of any class of its membership interests, Borrower will not pay, declare or make, or agree to pay, declare or make, directly or indirectly, any dividend or distribution on any class of its membership interests or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any membership interest, or any options, warrants, or other rights to purchase any of the foregoing, whether now or hereafter outstanding, or any payment in respect of Indebtedness subordinated to the Obligations (each such dividend, distribution, set aside or payment, a “Restricted Payment”).

9.Cash Flow Sweep. The Master Agreement is amended to add a new Section 1.14, as follows:

Section 1.14Mandatory Cash Sweep Payments. No later than the date Borrower delivers or, absent delivery, the date Borrower is required to deliver, the annual audit report and related financial statements under Section 4.01(a), beginning with Borrower’s fiscal year ending September 30, 2019, Borrower will make additional mandatory payments to Lender in the amount equal to 30% of Borrower’s Free Cash Flow for the related fiscal year; provided cash sweep payments under this Section 1.14 shall be payable only to the extent no violation of Article V hereof exists or would result from the

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application of such payment. Payments under this section shall be applied in accordance with Section 1.08(c). “Free Cash Flow” for a fiscal year shall be computed as (a) EBITDA for such fiscal year, minus (b) the sum, without duplication, of amounts paid during such fiscal year in respect of (i) Interest Expense, (ii) scheduled mandatory principal payments on Indebtedness, (iii) income taxes paid in cash, and (iv) Non-Financed Maintenance Capital Expenditures.

10.Representations; Events of Default.  In order to induce Lender to execute this Amendment, Borrower, as of the date of this Amendment, hereby: (a) makes and renews the representations and warranties contained in Article III of the Master Agreement, and (b) certifies to Lender that there are no existing Defaults or Events of Default after giving effect to this Amendment.

11.Reservation of Rights.  NOTHING HEREIN OR OTHERWISE SHALL BE DEEMED TO CREATE A COURSE OF DEALING OR OTHERWISE ENTITLE BORROWER TO A CONSENT TO, OR A WAIVER, AMENDMENT, MODIFICATION, DEFERRAL, OR OTHER CHANGE OF, ANY OF THE TERMS, CONDITIONS, OBLIGATIONS, COVENANTS, OR AGREEMENTS CONTAINED IN THE MASTER AGREEMENT OR ANY OTHER LOAN DOCUMENTS IN SIMILAR OR DIFFERENT CIRCUMSTANCES IN THE FUTURE. BORROWER ACKNOWLEDGES AND AGREES THAT THIS AMENDMENT SHALL NOT BE DEEMED AN AGREEMENT BY LENDER TO MAKE OR RENEW ANY LOANS, GRANT ANY FURTHER DEFERRALS OR WAIVERS OR EXTEND ANY FORBEARANCES OR FINANCIAL ACCOMMODATIONS OTHER THAN THOSE SPECIFICALLY CONTAINED HEREIN.

12.Release of Claims.  In consideration of this Amendment, Borrower hereby fully and finally releases, remises, acquits, and forever discharges, with prejudice, Lender and Lender’s employees, agents, representatives, consultants, attorneys, officers, directors, partners, members, shareholders, participants, predecessors, successors and assigns (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages, and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any manner of things done, omitted, or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Amendment, the Credit Agreement, or any other Loan Document, including but not limited to, claims, liabilities or obligations relating to any settlement negotiations, representations, commitments, arrangements, liabilities, offsets or deductions of sums owed to or by Borrower.

13.General.  On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the Loan Documents to the Credit Agreement, shall mean the Credit Agreement as amended by this Amendment.  Except to the extent amended by this Amendment the Credit Agreement shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.

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14.Expenses and Fees.  Borrower shall pay or reimburse Lender for attorneys’ fees and costs of Lender’s legal counsel in connection with the preparation, execution, delivery and consummation of this Amendment and the transactions and documents related to or contemplated hereby. Borrower agrees to pay Lender a fee of $20,000 in partial consideration for Lender’s accommodations herein.

15.Counterpart Signatures.  This Amendment may be executed by each party in one or more counterparts (including by telecopy or other electronic mail, or any other electronic means), each of which shall be deemed an original and all of which taken together shall constitute one binding document.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have caused this Limited Waiver and Deferral Agreement and Fourth Amendment to Master Credit Agreement to be duly executed and delivered as of the Effective Date.

BORROWER:

ABE SOUTH DAKOTA, LLC

By:    /s/ Richard R. Peterson

Name:  Richard R. Peterson

Title:    President and Chief Executive Officer

LENDER:

AGCOUNTRY FARM CREDIT SERVICES, PCA

By: /s/ Jessica Bernstein

Name: Jessica Bernstien

Its:    Vice President – Agribusiness and

Capital Markets

SIGNATURE PAGE TO Limited Waiver and Deferral Agreement and Fourth Amendment to Master Credit Agreement

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